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                           THE YACKTMAN FUNDS, INC.
                           ------------------------
               (Name of Registrant as Specified in its Charter)

                        YACKTMAN ASSET MANAGEMENT CO.
                        -----------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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

                              YACKTMAN LETTERHEAD

                                                                 October 6, 1998

DEAR FELLOW STOCKHOLDER:

     A Special Meeting of Stockholders of The Yacktman Funds, Inc. (the "Funds"), has been called for 10:00 a.m., Central Standard Time, on Tuesday, November 24 1998 (the "Special Meeting"). AT THE SPECIAL MEETING, STOCKHOLDERS WILL CONSIDER AND ACT ON SEVERAL IMPORTANT PROPOSALS TO DETERMINE FUTURE LEADERSHIP OF THE YACKTMAN FUND AND THE YACKTMAN FOCUSED FUND.

     I URGE YOU TO JOIN WITH ME IN SUPPORTING ADOPTION OF THE PROPOSALS BY SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED BLUE PROXY CARD, USING THE POSTAGE-PAID ENVELOPE PROVIDED.

                    IT'S ABOUT THE MANAGEMENT OF YOUR FUNDS.

     SINCE 1992, YACKTMAN ASSET MANAGEMENT CO. ("YACKTMAN") HAS SERVED AS INVESTMENT ADVISOR TO THE FUNDS. We believe that many, if not most or all, of the Funds' stockholders invested in the Funds primarily for this reason. Today, I manage your Funds with a hands-on, value-oriented approach -- little-changed since I began managing the Funds six years ago.

     HOWEVER, FOUR OF THE FUNDS' SIX DIRECTORS -- specifically Jon Carlson, Thomas Hanson, Stanislaw Maliszewski and Stephen Upton (collectively, the "Carlson/Maliszewski Directors") -- HAVE BEEN PRESSURING YACKTMAN TO MODIFY ITS INVESTMENT STYLE, WITH POTENTIALLY ADVERSE CONSEQUENCES FOR THE FUNDS. As a result of our differences, Carlson/Maliszewski Directors have voted consistently in opposition to the Funds' management directors -- Ronald Ball and me -- on many issues of importance to the Funds and, in our opinion, contrary to the Funds' best interests.

     WE'VE ASKED THE CARLSON/MALISZEWSKI DIRECTORS TO RESIGN, BUT THEY'VE REFUSED. Since the Funds' directors can be removed only by stockholder vote, the Special Meeting was called to provide you with an opportunity to elect new directors.

     YOU SHOULD KNOW THAT ALL EXPENSES ARISING FROM THIS SOLICITATION WILL BE PAID DIRECTLY BY YACKTMAN AT NO COST TO THE FUNDS OR YOU.

              WHAT'S WRONG WITH THE CARLSON/MALISZEWSKI DIRECTORS?

     NONE OF THE CARLSON/MALISZEWSKI DIRECTORS HAVE ANY EXPERIENCE IN MANAGING MUTUAL FUND INVESTMENT PORTFOLIOS. Yet, they've been pressuring Yacktman to modify key elements of its investment style.

     LED BY JON CARLSON AND STANISLAW MALISZEWSKI, THE CARLSON/MALISZEWSKI DIRECTORS HAVE URGED YACKTMAN TO INVEST ONLY IN VERY LARGE COMPANIES. This change may attract more investors to the Funds, but there is no assurance it would result in improved investment returns for you and others invested in the Funds. In fact, WE BELIEVE THE CHANGE WOULD LOWER OUR INVESTMENT RETURNS.

     You should know that, until recently, Jon Carlson served as the director of marketing for Yacktman. His job was to raise capital for the Funds and his annual compensation was linked directly to the amount of assets under management in the Funds. Similarly, Stanislaw Maliszewski requested, but was declined, a marketing job at Yacktman, with his pay also linked to the amount of assets under management by Yacktman.

     WE CAN SEE HOW CARLSON AND MALISZEWSKI -- AND EVEN HOW WE -- WOULD PROFIT FROM GROWTH IN THE AMOUNT OF ASSETS UNDER MANAGEMENT BY YACKTMAN, BUT, ABSENT IMPROVED RESULTS, WE CAN'T SEE HOW THIS CHANGE WOULD BENEFIT YOU AND OTHERS WHO ARE INVESTED IN THE FUNDS. For this reason, among others, we've refused to modify our investment style. AS A RESULT, OUR DISAGREEMENTS WITH THE CARLSON/MALISZEWSKI DIRECTORS HAVE GROWN.

     RECENTLY, THE CARLSON/MALISZEWSKI DIRECTORS ADOPTED A BYLAW EMPOWERING THEM TO HIRE OUTSIDE CONSULTANTS USING FUND ASSETS, WITHOUT CONFERRING WITH THE FUNDS' MANAGEMENT DIRECTORS AND WITHOUT ANY LIMITATIONS ON THE AMOUNTS WHICH CAN BE SPENT. We were concerned the new bylaw would result in unnecessary expenditures by the Funds, increasing expense ratios and lowering investment returns for you and others who are invested in the Funds. FOR THIS REASON, AMONG OTHERS, WE OPPOSED ADOPTION OF THE BYLAW AND, AS A RESULT, OUR DISAGREEMENTS WITH THE CARLSON/MALISZEWSKI DIRECTORS HAVE MULTIPLIED.

     FINALLY, CONTINUING INTERFERENCE BY THE CARLSON/MALISZEWSKI DIRECTORS HAS MADE IT DIFFICULT FOR YACKTMAN TO RECRUIT AND RETAIN QUALIFIED PERSONNEL NEEDED TO ENSURE THE FUTURE SUCCESS OF THE FUNDS. As a result, our disagreements with the Carlson/Maliszewski Directors have become intolerable.

           THEY'VE SIGNIFICANTLY REDUCED THEIR HOLDINGS IN THE FUNDS.

     We understand that, collectively, the Carlson/Maliszewski Directors recently have significantly reduced their investments in the Funds. Although there are many reasons why people redeem shares and directors of the Funds are not required to invest in the Funds, in our opinion, AS A RESULT OF REDEMPTIONS BY CARLSON/MALISZEWSKI DIRECTORS, THE ECONOMIC INTERESTS OF CARLSON/MALISZEWSKI DIRECTORS AND THOSE OF THE FUNDS' STOCKHOLDERS HAVE DIVERGED.

     IN CONTRAST, I RECENTLY INCREASED MY INVESTMENT IN THE FUNDS, WHERE SUBSTANTIAL AMOUNTS OF MY ASSETS ALREADY ARE INVESTED. Like you, I care about the Funds' performance.

                        THEY HAVE THEIR OWN AGENDA . . .
                     WHICH IS NOT THE SAME AS YOUR AGENDA.

     SIX YEARS AGO, WHEN I STARTED THE YACKTMAN FUND, I MADE A BIG MISTAKE. I LET JON CARLSON CHOOSE THE NON-MANAGEMENT DIRECTORS -- THREE OF THE FOUR CARLSON/MALISZEWSKI DIRECTORS. Two of Jon's selections were close friends of his. He is related to the third and, with my blessing, Jon also became a director nominee.

     Over time, I concluded that Jon should be dismissed from his job of marketing the Funds to potential investors. He was fired in June. OUR ESTRANGEMENT PLACED AN ADDED STRAIN ON BOARD COMMUNICATIONS REGARDING FUND MATTERS. MY REFUSAL TO HIRE STANISLAW MALISZEWSKI AS A SALESMAN FOR YACKTMAN ALSO INCREASED BOARD TENSIONS.

     As you might imagine, the Carlson/Maliszewski Directors have a very different perspective and have stood by Jon, their friend and relative. THUS, WE'VE REACHED A POTENTIALLY DAMAGING BOARD IMPASSE, WHICH ONLY YOU CAN RESOLVE.

                            CONSIDER THE FACTS . . .

     WE BELIEVE THE CARLSON/MALISZEWSKI DIRECTORS HAVE UNDERMINED -- AND STILL ARE UNDERMINING -- YACKTMAN'S ABILITY TO MANAGE THE FUNDS PROPERLY. Therefore, acting in my capacity as President of the Funds, I called the Special Meeting to give stockholders an opportunity to consider and vote on several important proposals, which, if adopted, would: (a) remove the Carlson/Maliszewski Directors from office; (b) reduce the number of directors by one (to five from six); and, (c) elect three nominees to serve as new directors of the Funds, along with Ron Ball of Yacktman and me.

     In response, the Carlson/Maliszewski Directors fired me from my post as President and Ron Ball from his post as Secretary of the Funds, replacing us with Jon Carlson -- one of their own members. THEY ALSO HAVE ATTEMPTED TO RESCIND THE CALL OF THE SPECIAL MEETING, THEREBY SEEKING TO PREVENT YOU AND OTHER STOCKHOLDERS FROM DECIDING WHO SHOULD BE THE DIRECTORS OF YOUR OWN FUNDS.

     USING THE FUNDS' ASSETS, THE CARLSON/MALISZEWSKI DIRECTORS HAVE HIRED THREE NEW LAW FIRMS TO REPRESENT THE FUNDS AND THE CARLSON/MALISZEWSKI DIRECTORS. To-date, these firms have requested initial retainer fees totaling $215,000 from the Funds -- again, at stockholder expense.

     Finally, the Carlson/Maliszewski Directors have publicized their own misleading allegations about Yacktman's management of the Funds by raising "questions" regarding, among other things, Yacktman's investment technique, use of derivatives, adherence to the Funds' Code of Ethics and management of the Funds' portfolios by persons other than those named in the prospectus for the Funds. YOU SHOULD KNOW THAT THE FUNDS ARE MANAGED ONLY BY ME AND YACKTMAN'S INVESTMENT OBJECTIVE, STRATEGY AND STYLE AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT REMAIN UNCHANGED. THE YACKTMAN FUND DOES NOT TRADE IN DERIVATIVES AND THE YACKTMAN FOCUSED FUND'S DERIVATIVE TRADING, WHICH IS LIMITED TO EXCHANGE-LISTED PUT OPTIONS ON SPECIFIC STOCKS, WAS APPROVED UNANIMOUSLY BY THE FUNDS' BOARD OF DIRECTORS, INCLUDING THE CARLSON/MALISZEWSKI DIRECTORS.

     An alleged breach of the Funds' Code of Ethics occurred when a relatively small private company of which I was a director became a public company, thereby triggering an implied prohibition against the Funds' employees serving as directors on public company boards. You should know that we resolved our disagreement with the Carlson/Maliszewski Directors regarding this matter long before I announced my intention to solicit votes for removal of the Carlson/Maliszewski Directors and the Funds never invested in the company in question.

     IN SUMMARY, I BELIEVE THE CARLSON/MALISZEWSKI DIRECTORS HAVE NO BASIS FOR IMPLYING IMPROPRIETIES BY YACKTMAN. In my opinion, they have publicized their "questions" in an ill-conceived attempt to impugn my character and deflect attention from their own continuing misconduct. I BELIEVE THIS BEHAVIOR IS POTENTIALLY HARMFUL TO THE FUNDS. THEREFORE, I THINK IT'S TIME FOR THIS TO STOP.

     NOTWITHSTANDING OBSTACLES RAISED BY THE CARLSON/MALISZEWSKI DIRECTORS, WE ARE PROCEEDING WITH OUR SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. Therefore, Yacktman is requesting your support for its proposals.

     IF THE PROPOSALS ARE ADOPTED, YACKTMAN CAN MANAGE THE FUNDS WITHOUT INTERFERENCE BY CARLSON/MALISZEWSKI DIRECTORS. However, if the proposals are not adopted, you should assume that, going forward, Yacktman will not be the Funds' investment advisor.

                             REVIEW YOUR OPTIONS...

     ESSENTIALLY, YOU MUST CHOOSE WHO SHOULD MANAGE YOUR FUNDS -- YACKTMAN OR THE CARLSON/MALISZEWSKI DIRECTORS. The choice you make today will affect the future value of your investment. WITH YOUR SUPPORT, WE'LL CONTINUE WITH OUR VALUE-ORIENTED APPROACH TO EQUITY INVESTING.

                         ...AND DO WHAT'S BEST FOR YOU!

     IN DECIDING WHETHER YOU WISH YACKTMAN TO CONTINUE MANAGING THE FUNDS, I WOULD URGE YOU TO CONSIDER THE HISTORICALLY CYCLICAL NATURE OF YACKTMAN'S PERFORMANCE. In my opinion, we are well into one of the "down cycles."

     LIKE YOU, I WOULD BE HAPPIER IF OUR MOST RECENT PERFORMANCE WAS BETTER. However, I remain confident in our investment approach and reject what has been suggested by the Carlson/Maliszewski Directors. CONSIDER THE FOLLOWING:

     THE SAME INVESTMENT PHILOSOPHY THAT GAVE [YACKTMAN] A LOCK ON THE FUND MANAGER HALL OF FAME ALSO LEADS TO OCCASIONAL PERFORMANCE
     LULLS...YET...GOOD TIMES OUTNUMBER BAD. THERE'S GOOD REASON TO STAND BY HIM. -- "Is Something Wrong with Don Yacktman?" by Susan
     Dzivbinski, Morningstar Fund Investor, May 1998.

     THE YACKTMAN FUND WAS THE BEST PERFORMING U.S. EQUITY GROWTH FUND ON A RISK-ADJUSTED BASIS IN THE THREE YEARS ENDED APRIL 30, 1997, ACCORDING TO MICROPAL INC., BOSTON. -- "Yacktman Fund 1st Among U.S. Equity Mutuals," Investment News, June 16, 1997.

                  NOW IS NOT THE TIME TO REDEEM YOUR SHARES...
                         I'VE BEEN BUYING MORE SHARES.

     Some of you may be tempted to redeem your shares and, under the circumstances, I would understand your feelings. However, as noted above, I BELIEVE ENOUGH IN WHAT WE ARE DOING TO ADD A SIGNIFICANT SUM OF MY OWN MONEY TO THE SUBSTANTIAL INVESTMENTS I'VE ALREADY MADE IN THE FUNDS. You should consider this before taking any actions.

     THE NEW DIRECTORS PROPOSED BY ME FOR ELECTION TO THE FUNDS' BOARD OF DIRECTORS ARE SUCCESSFUL BUSINESSMEN, WHO I HAVE KNOWN FOR MORE THAN 20 YEARS. I believe that, unlike the Carlson/Maliszewski Directors, they will represent you (and me, in my capacity as a stockholder of the Funds) to the benefit of the Funds.

                         KEEP THE FUNDS WITH YACKTMAN.

     TO ENSURE CONTINUED MANAGEMENT OF YOUR FUNDS BY YACKTMAN, I URGE YOU TO VOTE "FOR" ADOPTION OF OUR PROPOSALS BY SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED BLUE PROXY CARD, USING THE POSTAGE-PAID ENVELOPE PROVIDED.

     We shall endeavor to keep you informed and, as usual, I would welcome your input.

                                          Sincerely,
                                          DONALD A. YACKTMAN

                                          Donald A. Yacktman
                                          President

                                   IMPORTANT

If you need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting Yacktman in its solicitation of your proxy, toll free at 1-800-769-5414.

PLEASE VOTE "FOR" ADOPTION OF YACKTMAN'S PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD, USING THE POSTAGE-PAID ENVELOPE PROVIDED.

                         ------------------------------

A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" ADOPTION OF YACKTMAN'S PROPOSALS.

                               PLEASE VOTE TODAY.